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Exhibit 10.16

VETERINARY PET SERVlCES, INC.—THE IAMS COMPANY

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 15th day of April, 2003 (the "Effective Date"), between Veterinary Pet Services, Inc., a California corporation ("VPSI"), and The Iams Company, an Ohio corporation ("IAMS").

RECITALS:

        WHEREAS, VPSI and IAMS entered into that certain Term Sheet for Common Stock dated October 31, 2002, attached hereto as Exhibit "A" (the "Term Sheet"), which superseded earlier executed versions of the Term Sheet and is superseded hereby; and

        WHEREAS, VPSI and IAMS desire to set forth their definitive agreement with respect to the purchase of Common Stock of VPSI by IAMS;

        NOW THEREFORE, in consideration for the agreements contained herein, intending to be legally bound thereby, VPSI and IAMS agree as follows:

        1.    Sale of Common Stock.    Subject to the terms and conditions set forth in this Agreement, IAMS shall purchase at the Closing (as defined in Section 2 below), and VPSI shall sell and issue to IAMS at the Closing, 500,000 shares of Common Stock of VPSI (the "Iams Shares") at a purchase price of $12.00 per Share, or an aggregate purchase price of $6,000,000 (the "Purchase Price" or the "Proceeds"), which shall be payable in certified funds at the Closing. VPSI agrees to use the Proceeds to make a capital contribution to Veterinary Pet Insurance Company, its wholly-owned subsidiary ("VPI"), in the amount of $6,000,000 immediately following the Closing.

        2.    Closing; Delivery.

          2.1    The Closing.    The closing of the purchase and sale of the Iams Shares (the "Closing") shall take place at the offices of VPSI, at 3060 Saturn Street, Brea, California 92821 on April 15, 2003 at 10:00 A.M. (local time). The Closing shall be contingent upon the satisfaction of all of the conditions set forth in Sections 2.3, 6, and 7 below (the "Conditions of Closing").

          2.2    Deliveries.    At the Closing, VPSI shall deliver to IAMS a certificate or certificates representing the Iams Shares in exchange for delivery to VPSI from IAMS of the Purchase Price. VPSI and IAMS, as the case may be, shall also deliver the additional items described in Sections 6 and 7 below.

          2.3    Conditions Precedent to the Closing.    The following conditions precedent shall be satisfied prior to or simultaneous with the Closing:

            2.3.1  Prior to the Closing, Iams shall have completed legal, business, and financial due diligence, with the results being to the satisfaction of Iams in its sole discretion.

            2.3.2  The parties shall execute the Investor Rights Agreement (which shall contain provisions for the adjustment of the number of Iams Shares based on future issuances of securities by VPSI) in the form attached hereto as Exhibit "B" and incorporated herein by this reference.

            2.3.3  VPSI shall have executed employment agreements with Jack L. Stephens, David B. Goodnight, and Rebecca Lewis in the forms attached hereto as Exhibits "C-1," "C-2," and "C-3," respectively, and incorporated herein by this reference.

            2.3.4  VPSI and Scottsdale Insurance Company ("SIC") shall have executed the Addendum to the Reinsurance Agreement in the form attached hereto as Exhibit "D" and incorporated herein by this reference.

            2.3.5  IAMS and VPSI shall have executed the Marketing Agreement in the form attached hereto as Exhibit "E" and incorporated herein by this reference.

            2.3.6  The holders of Series A Preferred Stock (the "Series A Shares") and Series B Preferred Stock (the "Series B Shares") of VPSI (collectively referred to as the "Preferred Stock") shall have converted their Preferred Stock to shares of Common Stock (collectively referred to as the "Conversion Shares") in accordance with the Conversion Agreements in the forms attached hereto as Exhibit "F-1" and "F-2" and incorporated herein by this reference, and pursuant to the Conversion Agreements shall have agreed to waive any and all (i) rescission rights with respect to their shares of Preferred Stock, (ii) anti-dilution rights with respect to their shares of Preferred Stock, and (iii) any other protective or other provisions applicable to the shares of Preferred Stock.

            2.3.7  The Board of Directors of VPSI shall have duly adopted resolutions approving the execution and delivery of this Agreement and the other documents required to be delivered pursuant to the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, certified by the Secretary of VPSI in the form attached hereto as Exhibit "G" and incorporated herein by this reference.

            2.3.8  All of the holders of Preferred Stock shall have signed a consent approving the terms and conditions of this Agreement, including the Conditions of Closing, and ratifying the approval of the execution of this Agreement by the Board of Directors of VPSI as set forth in Exhibits "F-1" and "F-2."

            2.3.9  VPSI shall have obtained all necessary internal, corporate and regulatory approvals to permit VPSI to execute this Agreement and comply with the Conditions of Closing.

            2.3.10  The Board of Directors of VPSI shall have approved the Stock Option and Incentive Plan (the "Stock Option Plan") in the form attached hereto as Exhibit "H" and incorporated herein by this reference.

            2.3.11  With respect to the Form 10 initially filed by VPSI with the SEC on November 12, 2002 and as amended thereafter, which Form 10 became effective on January 13, 2003, no stop order or other order enjoining the sale of the Iams Shares shall have been issued and no proceedings for such purpose shall be pending or, to the best knowledge of VPSI and IAMS, threatened by the SEC, the California Commissioner of Corporations or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. IAMS shall have received confirmation from the SEC satisfactory to IAMS, in its sole discretion, to the effect that the SEC has no accounting-related comments or questions relating to the Form 10 (the "SEC Clearance").

            2.3.12  Pursuant to the terms of the SIC Stock Purchase Agreement in the form attached hereto as Exhibit "I," VPSI shall have consummated the sale of such number of shares of Common Stock to SIC so that the Iams Shares, when issued pursuant to this Agreement, constitute less than 10% of the outstanding shares of Common Stock of VPSI after the Closing and the filing of a Form A with the California Department of Insurance (the "DOI") by Iams in connection with its purchase of the Iams Shares is not required.

            2.3.13  Jack L. Stephens shall have delivered to VPSI and IAMS an executed letter agreement in the form attached as Exhibit "J" hereto providing that he shall not invoke any rights or claims to rescind any acquisition of any securities of VPSI or any of its subsidiaries.

            2.3.14  VPSI shall have caused Jack L. Stephens, SIC, IAMS, and any other owner of 5% or more of VPSI's outstanding securities (collectively, the "5% Shareholders") to deliver to IAMS an executed agreement (in the form attached as Exhibit "K" hereto) providing that each of such 5% Shareholders grants to IAMS "tag-along" rights should they wish to sell any securities of VPSI or any of its subsidiaries to any party.

          2.4    Conditions Subsequent to the Closing.    The following conditions subsequent shall be satisfied after the Closing:

            2.4.1  VPSI agrees to make a capital contribution to VPI in the amount of $6,000,000 immediately following the Closing.

            2.4.2  At the next annual meeting of the shareholders of VPSI, which shall not be later than two months following the Closing, VPSI agrees to solicit the vote of the shareholders of VPSI to ratify the adoption of the Stock Option Plan.

            2.4.3  At the next annual meeting of the shareholders of VPSI, VPSI agrees to solicit the vote of the shareholders to approve an amendment to the Amended and Restated Articles of Incorporation of VPSI, a copy of which are attached hereto as Exhibit "L" (the "Proposed VPSI Articles"), to eliminate the Series A Preferred Stock and the Series B Preferred Stock.

        3.    Representations and Warranties of VPSI.    Except as set forth in the VPSI Disclosure Letter, attached hereto as Exhibit "M" and incorporated herein by this reference, which describes the nature of each exception to the following representations and warranties in reasonable detail and which specifically refers to the subsection of this Agreement to which it applies, VPSI hereby represents and warrants to IAMS as follows:

          3.1    Organization, Good Standing and Qualification.

            3.1.1  VPSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. VPSI is duly qualified to transact business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities make such qualification necessary or advisable except where the failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the results of operations, assets, prospects or financial condition of VPSI and its subsidiaries, Veterinary Pet Insurance Company, DVM Insurance Agency, Inc., and VPI Services, Inc. (collectively, the "Subsidiaries"), taken as a whole ("Material Adverse Effect"). Complete and accurate copies of the Amended and Restated Articles of Incorporation, amended and restated through the date hereof (the "VSPI Articles"), and the Amended and Restated Bylaws of VPSI (the "VPSI Bylaws"), as currently in effect, are attached hereto as Exhibits "N-1" and "N-2."

            3.1.2  The VPSI Disclosure Letter sets forth a true and correct list of each of the Subsidiaries, its state of organization and any other jurisdiction in which it is qualified to do business. Each of the Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, has the corporate power and authority to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing is all jurisdictions where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary or advisable except where the failure to be so qualified would not have a Material Adverse Effect. Other than VPSI's stock ownership interest in the Subsidiaries, neither VPSI nor any of the Subsidiaries has any interest in any corporation, joint venture, partnership, or other business enterprise.

          3.2    Capitalization and Voting Rights.    The authorized and outstanding capitalization of VPSI consists of the following:

            3.2.1    Authorized and Outstanding Common Stock.    As set forth in the VPSI Articles, 50,000,000 shares of Common Stock (the "Common Stock") are authorized. As of the date of this Agreement, VPSI has issued and outstanding 1,758,075 shares of Common Stock, which shares have been validly issued, are fully paid, are nonassessable, and have been issued in compliance with all state and Federal securities laws.

            3.2.2    Authorized and Outstanding Preferred Stock.    As set forth in the VPSI Articles, 1,000,000 shares of Preferred Stock are authorized, of which 500,000 shares have been designated Series A Shares and 500,000 shares have been designated Series B Shares. As of the date of this Agreement, 403,226 Series A Shares have been issued and are outstanding and 250,596 Series B Shares have been issued and are outstanding. The shares of Preferred Stock have been duly authorized, validly issued, are nonassessable, and have been issued in compliance with all state and Federal securities laws. The rights, preferences, privileges and restrictions of the Preferred Stock are as stated in the VPSI Articles.

            3.2.3    The Conversion Shares.    The Conversion Shares have been duly authorized, and the Conversion Shares, when issued in accordance with this Agreement and the Conversion Agreements, will be duly and validly issued, fully paid, and nonassessable.

            3.2.4    Options, Warrants, and Other Rights.    Except for (i) conversion privileges of the Preferred Stock set forth in the VPSI Articles and the Conversions Agreement, and (ii) 507,097 shares of Common Stock reserved for issuance upon exercise of existing stock options and warrants, there are not outstanding any convertible securities, options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from VPSI of any shares of its capital stock, nor does any shareholder have any rescission rights with respect to any shares of its capital stock.

            3.2.5    Voting Arrangements.    Except as described in this Agreement and the VPSI Disclosure Letter, neither VPSI nor any of its Subsidiaries is a party to or subject to any agreement or understanding, and, to VPSI's best knowledge, there is no agreement or understanding between any individuals and/or entities, which affects or relates to the voting or giving of written consents with respect to any of the voting securities of VPSI or its Subsidiaries.

          3.3    Subsidiaries.    All of the outstanding capital stock of each of the Subsidiaries is owned entirely by VPSI, as of the date hereof, free and clear of all liens, charges, pledges, security interests or other encumbrances, except for restrictions on transfer imposed by applicable securities laws. All such shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the Subsidiaries has any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating it to issue, dispose of, or sell any shares of its capital stock, or any other equity interest, or any securities or obligations convertible into or exchangeable for any shares of capital stock of, or any other equity interest in, any subsidiary. There are no agreements, understandings or undertakings governing the rights and duties of VPSI as a shareholder of any of the Subsidiaries, including, without limitation, any agreement, arrangement or understanding under which VPSI is or may become obligated, directly or indirectly to acquire or dispose of any equity interest in, make any capital contribution or extend credit to, or act as guarantor, surety or indemnitor for any liability of any of the Subsidiaries.

          3.4    Authorization.

            3.4.1  Subject only to the filing and approval of the Proposed VPSI Articles with the California Secretary of State after the Closing, VPSI has all requisite corporate power and authority to execute, deliver and perform the obligations under the terms of this Agreement all agreements attached hereto as exhibits (the "Ancillary Agreements") and all of the transactions contemplated hereunder, including the sale and issuance of the Iams Shares and the Conversion Shares. The execution of this Agreement and the Ancillary Agreements by VPSI and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of VPSI.

            3.4.2  This Agreement and the Ancillary Agreements, when executed and delivered by VPSI, will constitute valid and binding obligations of VPSI, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

          3.5    Governmental and Other Consents.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Federal, state, local or provincial governmental authority or any other third party is required on the part of VPSI in connection with VPSI's valid execution, delivery, or performance of this Agreement and the Ancillary Agreements, the offer, sale or issuance of the Iams Shares by VPSI and the issuance of the Conversion Shares upon conversion of the Preferred Stock, except for the filing of the Proposed VPSI Articles with the California Secretary of State after the Closing, and pursuant to state Blue Sky laws and regulations and the filing of all notices of sale with the jurisdictions listed in the VPSI Disclosure Letter required to be filed under Regulation D of the Securities Act of 1933 as amended (the "Securities Act"), which compliance and filings will be timely made within the applicable periods therefor.

          3.6    Litigation; Environmental Law.    There are no actions, suits, proceedings, or investigations pending against VPSI or its Subsidiaries or, to the best knowledge of VPSI, any basis therefor. Neither VPSI nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit or proceeding by VPSI or its Subsidiaries currently pending or that VPSI or its Subsidiaries currently intends to initiate. Neither VPSI nor any of its Subsidiaries is in violation of any applicable statute, law or regulation, decision or order of any governmental agency, body or court relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances or occupational health and safety (the "Environmental Laws"), owns or operates any real property contaminated with any substance that is the subject of Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws or is subject to any claim relating to any Environmental Laws, and VPSI is not aware of any pending investigation that might lead to such a claim. No material expenditures will be required in order to comply with any Environmental Laws.

          3.7    Proprietary Information.    Each officer and employee (including employee directors) of VPSI and its Subsidiaries has executed an agreement regarding proprietary information and inventions (the "Non-Disclosure Agreements") and a copy of such agreement has been made available to IAMS. VPSI is not aware that any of the officers, directors or employees of VPSI or its Subsidiaries is in violation thereof. To the best knowledge of VPSI after reasonable investigation, no officer or key employee of VPSI or its Subsidiaries is in violation of any prior employee contract or proprietary information agreement. Neither VPSI nor any of its Subsidiaries is a party to or bound by any currently effective employment contract or other employee compensation arrangement.

          3.8    Registration Rights.    Except as set forth in the Investor Rights Agreement and the Disclosure Letter, VPSI is not a party to any agreement or commitment that obligates VPSI to register under the Securities Act, any of its outstanding securities or any of its securities which may hereafter be issued.

          3.9    Contracts; Certain Actions.

            3.9.1    Contracts.    Except as set forth in this Agreement and the VPSI Disclosure Letter, VPSI is not a party to any contract, agreement, lease, commitment or instrument, proposed or otherwise, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $250,000, (ii) insurance policies entered into in the ordinary course of business, and (iii) contracts terminable at will by VPSI with no more than 30 days' notice without cost or liability to VPSI and that do not involve any employment or consulting arrangement and are not material to the conduct of VPSI's business. For the purpose of this subsection, employment and consulting contracts and contracts with labor unions or fronting carriers, reinsurance treaties and broker agreements shall not be considered to be contracts entered into in the ordinary course of business. Subject to the exceptions listed above, all contracts, agreements, obligations, licenses and instruments, whether oral or written, to which (i) VPSI is a party and under which VPSI may incur a liability or derive a benefit in excess of $250,000, (ii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect, and (iii) all other material contracts of VPSI (collectively, the "VPSI Contracts") are set forth in the VPSI Disclosure Letter. VPSI has made copies of the VPSI Contracts available to IAMS prior to the date of the Closing. As of the date of the Closing, each of the VPSI Contracts (i) is legal, valid, and binding, enforceable, and in full force and effect, (ii) will continue to be legal, valid, and binding, enforceable, and in full force and effect on the same terms following the consummation of the transactions contemplated hereby. No party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under such VPSI Contract.

            3.9.2    Certain Actions.    Since January 1, 2002, neither VPSI nor any of its Subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $250,000 or, in the case of indebtedness individually less than $250,000, in excess of $1,000,000 in the aggregate; (iii) made any loans or advances to any individual, other than advances for business or travel expenses; (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the issuance of policies in the ordinary course of business; (v) incurred any change in the assets, liabilities, financial condition or operating results of VPSI or its Subsidiaries from that reflected in the Latest Balance Sheet (as defined in Section 3.17 below), except changes in the ordinary course of business which have not in the aggregate had a Material Adverse Effect; (vi) suffered damage, destruction or loss, whether or not covered by insurance which has had or is reasonably likely to have a Material Adverse Effect; (vii) waived a valuable right or a material debt owed to it; (viii) satisfied or discharged any lien, claim or encumbrance or payment of any obligation, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of VPSI or its Subsidiaries (as such business is presently conducted and as it is proposed to be conducted); (ix) agreed to or incurred any material change or amendment to a material contract or arrangement by which VPSI or its Subsidiaries or any of their respective assets or properties is bound or subject; (x) incurred any material change in any compensation arrangement or agreement with any employee; or (xi) to VPSI's knowledge, incurred or suffered any other event or condition of any character that could reasonably be expected to have a Material Adverse Effect.

          3.10    Intellectual Property.    There are no pending or threatened claims against VPSI or its Subsidiaries alleging that the conduct of their respective businesses infringes or conflicts with the rights of others under patents, trademarks, trade names, service marks, copyrights, proprietary rights and processes or trade secrets. The businesses of VPSI and its Subsidiaries as now conducted and as proposed to be conducted does not and will not infringe or conflict with the rights of others, including rights under patents, trademarks, service marks, trade names, copyrights, proprietary rights and processes or trade secrets, and VPSI and its Subsidiaries own or possess all the patents, copyrights, trademarks, trade names, service marks, licenses and rights with respect to the foregoing necessary for the operation of their respective businesses as now conducted and as proposed to be conducted. VPSI is not aware of any violation by a third party of any of the patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of VPSI or its Subsidiaries. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is VPSI or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, or other proprietary rights and processes of any individual, corporation, partnership, trust, other legal entity, unincorporated organization or a government or any agency or political subdivision thereof (each a "Person"). To the best knowledge of VPSI, none of the employees of VPSI or any of its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) that would interfere with the use of his or her best efforts to promote the interests of VPSI and its Subsidiaries or that would conflict with the businesses of VPSI or any of its Subsidiaries as conducted or proposed to be conducted. It is not necessary for VPSI or its Subsidiaries to utilize any inventions of any of its employees (or individuals it currently intends to hire) made prior to their employment. The VPSI Disclosure Letter contains a complete list of all patents, trademarks, trade names, service marks, licenses (and a schedule of royalty payments thereunder), copyright registrations, and applications pending for such proprietary rights, of VPSI and its Subsidiaries. VPSI and its Subsidiaries have taken all reasonable steps necessary or appropriate to safeguard and maintain their proprietary rights in the foregoing trademarks, service marks, patents, and other proprietary rights.

          3.11    Compliance with Other Instruments; Noncontravention.    VPSI is not in violation or default of any provisions of the VPSI Contracts, the VPSI Articles or the VPSI Bylaws. Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will result in a violation or default of any instrument, judgment, order, writ decree or oral or written contract or other agreement to which VPSI or any of its Subsidiaries is a party or by which they are bound or of any provision of any Federal, state or local statute, rule or regulation applicable to VPSI and its Subsidiaries, and there is no such provision that could have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with any such provision, instrument, judgment, order, writ, decree, contract or other agreement to which VPSI or its Subsidiaries is a party and will not be an event which results in the creation of any lien, charge or encumbrance upon any assets of VPSI or any of its Subsidiaries.

          3.12    Permits: Insurance Business.    VPSI and its subsidiaries have all franchises, permits, licenses, and any similar authority necessary for the conduct of their respective businesses as now being conducted by VPSI and its Subsidiaries. VPSI or its Subsidiaries have all required certificates of authority, permits, and licenses to carry on a pet health insurance business (the "Insurance Licenses") as currently conducted in each state in which VPSI or its Subsidiaries have issued or offered to issue insurance policies. VPSI and each of its Subsidiaries engaged in the business of insurance (an "Insurance Subsidiary") have fulfilled and performed all obligations necessary to maintain the Insurance Licenses. Neither VPSI nor any of its Subsidiaries is in default in any material respect under any of the Insurance Licenses, or other permits and licenses. There is no pending or, to the knowledge of VPSI after reasonable investigation, threatened action, suit, proceeding or investigation that could reasonably be expected to result in the revocation, termination or suspension of any Insurance License. No insurance regulatory agency or body has issued, or commenced any proceeding for the issuance of, any order or decree impairing, restricting or prohibiting the payment of dividends by any Insurance Subsidiary to VPSI or by VPSI. The consummation of the sale of the Iams Shares will not have a Material Adverse Effect on any of VPSI's licenses, permits, Insurance Licenses, and/or its ability to conduct business in any jurisdiction where VPSI currently issues policies or conducts business. There previously has been delivered to IAMS an Annual Statement of VPI for the year ended December 31, 2002 in the form filed with the DOI (the "Annual Statement"). Such Annual Statement fairly presents the financial condition of VPI as of its date and fairly presents the results of operations for VPI for the period covered thereby and is true and correct in all material respects.

          3.13    Corporate Documents.    The VPSI Articles and the VPSI Bylaws are in full force and effect. No action has been taken, and to the best knowledge of VPSI no action is planned, that would amend or repeal the VPSI Articles or the VPSI Bylaws other than as contemplated by this Agreement.

          3.14    Title to Property and Assets.    VPSI and its Subsidiaries own their respective property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair ownership or use of such property or assets. With respect to leased property and assets, VPSI and its Subsidiaries are in compliance with such leases and, to the best of VPSI's knowledge, hold a valid leasehold interest free of any liens, claims or encumbrances.

          3.15    Employees and Labor.    There are no labor disputes, trouble or controversy of any type or character between VPSI and its Subsidiaries and any of their respective employees. The VPSI Disclosure Letter contains a true and complete list of each employee benefit plan and any pension, profit sharing or other employee retirement benefit plan maintained or contributed to by VPSI and its Subsidiaries. Neither VPSI nor any of its Subsidiaries has any material liability with respect to any such plan (including, without limitation, any unfunded liability or any accumulated funding deficiency) or any material liability to the Pension Benefit Guaranty Corporation or under Title IV of the Employee Retirement Income Security Act of 1974, as amended, with respect to any multi-employer pension benefit plan, nor would VPSI or any of its Subsidiaries have any such liability if any such plan were terminated or if VPSI or any of its Subsidiaries withdrew, in whole or in part, from any multi-employer plan.

          3.16    Insurance.    VPSI and its Subsidiaries have in full force and effect (a) insurance on their respective assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, in amounts sufficient to allow VPSI or its Subsidiaries to replace any of their respective properties that might be damaged or destroyed, and (b) insurance protection against all liabilities, claims and risks against it, and in such amounts as are, customary for companies similarly situated to VPSI and its Subsidiaries to insure.

          3.17    Financial Statements.    VPSI has delivered to IAMS its (i) audited balance sheet (including audited statement of shareholders' equity), audited profit and loss statement and cash flows, including notes thereto, at December 31, 2001 and for the fiscal year then ended (the "Audited Financial Statements"), (ii) its unaudited balance sheet, profit and loss statement and cash flows for the nine-month period ended September 30, 2002 and the 12-month period ended December 31, 2002, which year-end financial statements are in the process of being audited by VPSI's independent auditors and which audit is substantially completed (the "Interim Financial Statements" and, together with the Financial Statements, collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated and fairly present the financial condition of VPSI as of such dates and the results of operations of VPSI for the periods covered thereby. Since September 30, 2002 (the "Latest Balance Sheet"), there has not been any material adverse change to the financial condition or results of operations of VPSI. There are no material liabilities required by GAAP to be disclosed in the Financial Statements that are not disclosed in the Financial Statements. Except as disclosed in the Financial Statements, VPSI is not a guarantor or indemnitor of any indebtedness of any other Person. VPSI maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

          3.18    Undisclosed Liabilities.    Neither VPSI nor any of its Subsidiaries has any material liability, whether known or unknown, accrued or unaccrued, asserted or unasserted, absolute or contingent, which have had or can reasonably be expected to have a Material Adverse Effect except to the extent set forth or provided for in the Financial Statements.

          3.19    Tax Returns.    VPSI and its Subsidiaries have filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. VPSI and its Subsidiaries have paid all taxes and other assessments due, except those contested by it in good faith and listed on the Disclosure Letter. VPSI has not elected under the Internal Revenue Code of 1986, as amended (the "IRC"), to be treated as an S Corporation, nor has it made any other elections pursuant to the IRC (other than elections related solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect and that are not disclosed in the Financial Statements. Neither VPSI nor any of its Subsidiaries has had a tax deficiency proposed or assessed against it and has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Since the date of the Financial Statements, VPSI and its Subsidiaries have made adequate provisions on their respective books to account for all taxes, assessments, and governmental charges with respect to their respective businesses, properties and operations for such period. VPSI and its Subsidiaries have withheld or collected from each payment made to each of their respective employees, the amount of all necessary taxes and required withholdings, and have paid the same to the proper tax receiving officers or authorized depositories.

          3.20    Complaints.    Neither VPSI nor any of its Subsidiaries has received any customer complaints from policyholders concerning their services that, if true, would have a Material Adverse Effect on VPSI or any of its Subsidiaries.

          3.21    Transactions with Affiliates.    Except for regular salary payments and fringe benefits under an individual's compensation package with VPSI, none of the officers, employees, directors, or other Affiliates (as defined below) of VPSI, or members of their immediate families is a party to any agreements, understandings, indebtedness or proposed transactions with VPSI. No officer, director or employee is directly interested in any contract with VPSI other than such employment-related agreements and arrangements (including stock option agreements). VPSI has not guaranteed or assumed any obligations of VPSI's officers, directors, or employees. None of such individuals has any direct or indirect ownership interest in any firm or entity with which VPSI is affiliated or with which VPSI has a business relationship, or any entity that competes with VPSI, except that such individuals may own less than 1% of the outstanding voting stock in publicly traded companies that may compete with VPSI. "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly controls, or is controlled by, or is under common control with, such Person, provided that no security holder of VPSI shall be deemed an Affiliate of any other security holder solely by reason of any investment in VPSI. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          3.22    Disclosure.    Neither this Agreement, the Ancillary Agreements, the Form 10, nor any other statements (oral or written) or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading. There does not exist any condition, event, or other matter, or any series of events, conditions, or other matters, individually or in the aggregate, adversely affecting the business, operations, prospects, assets, results of operations or condition (financial or otherwise) or VPSI or its Subsidiaries that has not been specifically disclosed to IAMS and described in the VPSI Disclosure Letter.

          3.23    Section 83(b) Elections.    To the best of VPSI's knowledge, all individuals who have purchased shares of VPSI's Common Stock in connection with compensation arrangements have timely filed any required elections under Section 83(b) of the IRC and any analogous provisions of applicable state law.

          3.24    Severance and Employment Agreements.    Neither VPSI nor any of its Subsidiaries is a party to any agreements, and VPSI and its Subsidiaries have no policy of, providing for severance or termination payments to, any officer, director, consultant or employee of VPSI and its Subsidiaries.

          3.25    No Change of Control Provision.    VPSI is not a party to or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of VPSI or to any other Person as a result of the consummation of the transactions contemplated herein.

          3.26    Broker/Finder.    VPSI has not dealt with, or incurred liability for a fee to any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements or the negotiations toward the consummation of such transactions.

          3.27    Reserving Practices.    Neither VPSI nor any of its Subsidiaries engaged in the insurance business have made a material change in their insurance reserving practices since December 31, 2001.

          3.28    Reinsurance Treaties.    All reinsurance treaties and arrangements to which VPSI or any Insurance Subsidiary is a party are in full force and effect and no party thereto is in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained therein; neither VPSI nor any Insurance Subsidiary has received any notice from any of the other parties to such treaties, contracts or agreements that such other party intends not to perform such treaty and, to the best knowledge of VPSI, VPSI and the Insurance Subsidiaries have no reason to believe that any of the other parties to such treaties or arrangements will be unable to perform such treaty or arrangement except to the extent adequately and properly reserved for in the Audited Financial Statements, except where such default or inability to perform would not, individually or in the aggregate, have a Material Adverse Effect.

          3.29    Statutory Financial Statements.    The statutory financial statements of the Insurance Subsidiaries have been prepared for each relevant period in conformity with statutory accounting principles or practices required or permitted by the National Association of Insurance

  Commissioners and by the appropriate Insurance Department of the jurisdiction of domicile of each Insurance Subsidiary, and such statutory accounting practices have been applied on a consistent basis throughout the periods involved, except as may otherwise be indicated therein or in the notes thereof, and present fairly in all material respects the statutory financial position of the Insurance Subsidiaries as of the dates thereof, and the statutory basis results of operations of the Insurance Subsidiaries for the periods covered thereby.

          3.30    Surplus.    The surplus of VPI as determined in accordance with applicable DOI regulations at September 30, 2002 was in excess of the surplus level currently mandated for VPI by the DOI to meet minimum capitalization requirements.

          3.31    Commissions.    VPSI represents and warrants that none of the Proceeds will be used to compensate a Person in connection with the sale and purchase of the Iams Shares.

        4.    Representations and Warranties of IAMS.    IAMS hereby represents and warrants to VPSI that:

          4.1    Accredited Investor; Experience.    IAMS (a) is an "accredited investor" as defined in Rule 501(a) of Regulation D of the Securities Act, (b) has received the information from VPSI required by Regulation D Rule 502(b)(1), and (c) has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to VPSI so that IAMS is capable of evaluating the merits and risks of IAMS's investment in VPSI and has the capacity to protect its own interest and can afford to sustain a total loss on such investment.

          4.2    Investment Intent.    The Iams Shares are being acquired by IAMS solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of the Iams Shares. IAMS understands that the Iams Shares have not been and, except in accordance with the Investor Rights Agreement, will not be registered under the Securities Act and are being issued and sold to IAMS in reliance upon an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of IAMS's investment intent and accuracy of IAMS's representations, as expressed herein.

          4.3    Rule 144.    IAMS understands that the Iams Shares are or will be "restricted securities" under the Federal securities laws, inasmuch as they are being acquired from VPSI in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. IAMS is familiar with Rule 144, as amended, promulgated under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act. IAMS understands that there is no public market for the Iams Shares and that there may never be a public market for such securities, and that even if a market develops for such securities IAMS may never be able to sell or dispose of the Iams Shares and may thus have to bear the risk of its investment in such stock for a substantial period of time, or forever.

          4.4    Authorization.

            4.4.1  All corporate action on the part of IAMS and its officers, directors, and shareholders necessary for the authorization, execution, delivery and performance by IAMS of this Agreement and the Ancillary Agreements, the purchase of the Iams Shares, and the performance of all of IAMS's obligations hereunder has been taken or will be taken prior to the Closing.

            4.4.2  The individual signing this Agreement and the Ancillary Agreements on behalf of IAMS has been duly authorized by such entity and has full power and authority to do so, and the performance of all of IAMS's obligations hereunder has been taken or will be taken prior to the Closing.

          4.5    Legends.    It is understood that the certificates evidencing the Iams Shares and the Conversion Shares may bear one or all of the following legends:

            (a)  "These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to VPSI that such registration is not required or unless sold pursuant to Rule 144 of such Act or as otherwise provided in that certain Stock Purchase Agreement dated as of April    , 2003."

            (b)  "Transfer of these securities is restricted in accordance with the terms of that certain Investor Rights Agreement dated April    , 2003. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a an opinion of counsel satisfactory to VPSI that such transfer is permitted."

          4.6    Broker/Finder.    IAMS has not dealt with, or incurred liability for a fee to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements or the negotiations looking toward the consummation of such transactions.

        5.    Corporate Securities Law.    THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR OF ANY OTHER STATE OR JURISDICTION AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION UNDER THE CALIFORNIA CORPORATIONS CODE AND THE LAWS OR REGULATIONS OF ANY OTHER APPLICABLE JURISDICTION. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        6.    Conditions to IAMS's Obligations at Closing.    The obligations of IAMS to tender the consideration for the Iams Shares at the Closing and the other obligations of IAMS under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by IAMS:

          6.1    Representations and Warranties.    On the date of the Closing, the representations and warranties of VPSI contained in Section 3 shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made at and as of the time of Closing, except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time and true and correct in all material respects as of the time of Closing. Without limiting the foregoing, since the date of the Latest Balance Sheet there shall not have been any material adverse change in the assets, prospects, financial condition or results of operations of VPSI from that reflected in the Financial Statements.

          6.2    Performance.    VPSI shall have performed and complied with all agreements, covenants, obligations and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by it on or before the Closing.

          6.3    Qualifications; Legal Investment.    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or any other third party that are required in connection with the lawful sale and issuance of the Iams Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing, including except for the filing and acceptance of the Proposed Amended and Restated Articles with the California Secretary of State after the Closing. Prior to the Closing, VPSI shall have satisfied all SEC accounting-related comments and inquiries related to VPSI's Form 10 filing and IAMS shall have received to its satisfaction notification of the SEC Clearance. No stop order or other order enjoining the sale of the Iams Shares or the Conversion Shares shall have been issued and no proceedings for such purpose shall be pending or, to the best knowledge of VPSI and IAMS, threatened by the SEC, the California Commissioner of Corporations or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Iams Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which VPSI and IAMS are subject.

          6.4    The Proposed VPSI Articles.    The Board of Directors of VPSI shall have adopted resolutions approving (i) the Proposed VPSI Articles for filing with the California Secretary of State upon approval by the shareholders of VPSI, and (ii) the submission of the Proposed VPSI Articles to the VPSI shareholders for their approval at the next annual meeting of the VPSI shareholders.

          6.5    Investor Rights Agreement.    All the parties hereto shall have entered into an Investor Rights Agreement in the form set forth in Exhibit "B" to this Agreement.

          6.6    Closing Documents.    VPSI shall have delivered to IAMS, unless waived in writing by IAMS:

            6.6.1  Copies (certified by the President or Secretary of VPSI) of the resolutions duly adopted by the Board of Directors of VPSI authorizing (i) the Proposed VPSI Articles for filing with the California Secretary of State upon approval by the shareholders of VPSI, (ii) the submission of the Proposed VPSI Articles to the VPSI shareholders for their approval at the next annual meeting of the VPSI shareholders, (iii) and the execution, delivery and performance of this Agreement and the Ancillary Agreements contemplated hereby;

            6.6.2  A copy (certified by the Secretary of the State of California) of VPSI's Articles as amended through the date of the Closing and a copy (certified by the President or Secretary of VPSI) of the VPSI Bylaws as amended through the date of the Closing;

            6.6.3  A certificate of the President and the Chief Financial Officer of VPSI confirming that the conditions in Section 6 have been satisfied;

            6.6.4  The Investor Rights Agreement and the Marketing Agreement;

            6.6.5  A stock certificate representing the Iams Shares; and

            6.6.5  Such other documents relating to the transactions contemplated by this Agreement as IAMS or IAMS's counsel may reasonably request.

          6.7    Opinion of VPSI Counsel.    IAMS shall have received the opinion of Gibson, Haglund & Paulsen, counsel to VPSI, in the form set forth in Exhibit "O" to this Agreement.

        7.    Conditions of VPSI's Obligations at Closing.    The obligations of VPSI under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by VPSI:

          7.1    Representations and Warranties.    On the date of the Closing the representations and warranties of IAMS contained in Section 4 shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made at and as of the time of Closing, except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all respects as of such date or time and true and correct in all material respects as of the time of Closing.

          7.2    Performance.    IAMS shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with on or before the Closing, including payment to VPSI of the Purchase Price set forth in Section 1 of this Agreement.

          7.3    Qualifications; Legal Investment.    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Iams Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Iams Shares or the proposed issuance of the Conversion Shares shall have been issued and no proceedings for such purpose shall be pending or, to the best knowledge of VPSI, threatened by the SEC, the California Commissioner of Corporations or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Iams Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which VPSI and IAMS are subject.

          7.4    Opinion of IAMS Counsel.    VPSI shall have received the opinion of Keating, Muething & Klekamp, P.L.L., counsel to IAMS, in the form set forth in Exhibit "P" to this Agreement.

        8.    Covenants of VPSI.

          8.1    Delivery of Financial Statements and Other Information.    Subject to Section 8.4 below, VPSI will deliver to IAMS (i) audited annual financial statements within 90 days after the end of each fiscal year, (ii) unaudited quarterly financial statements within 45 days after the end of each fiscal quarter, which quarterly financial statements will include a comparison against plan, and (iii) a copy of the Company's annual operating plan within 30 days prior to the beginning of each fiscal year.

          8.2    Board Observer.    So long as IAMS owns at least 2% of the outstanding shares of VPSI, calculated on a fully-diluted basis, IAMS will have the right to have one representative to (i) attend all regular and special meetings of the VPSI's Board of Directors and its committees in a non-voting, observer capacity, and (ii) receive all materials provided to members of the Board and such committees, other than privileged information or information that the Board reasonably determines to conflict with such representative's rights (the "Board Observer"). VPSI agrees to fully indemnify the Board Observer and IAMS in accordance with the form of Indemnification Agreement attached hereto as Exhibit "Q." VPSI agrees to indemnify the Board Observer to the same extent as if such Board Observer were a director of VPSI.

          8.3    Inspection Rights.    Subject to Section 8.4 below, so long as IAMS holds any Shares or Conversion Shares VPSI shall permit IAMS to visit and inspect VPSI's properties, to examine its books of account and records and to discuss VPSI's affairs, finances and accounts with its officers, all at such reasonable times and for such duration so as not to interfere with VPSI's normal operations as may be requested by IAMS.

          8.4    Termination of Certain Rights on IPO.    Except as otherwise provided herein, the covenants set forth in Sections 8.1 and 8.3 above shall terminate and be of no further force or effect upon the closing of a firmly underwritten public offering of shares of Common Stock of VPSI so long as the Common Stock after the public offering is listed for quotation on the Nasdaq National Market System or on a national securities exchange (a "Qualified Public Offering").

          8.5    Prompt Payment of Taxes. etc.    VPSI will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of VPSI or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if VPSI shall have set aside on its books adequate reserves with respect thereto, and provided, further, that VPSI will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. VPSI will promptly pay or cause to be paid when due, or in conformance with customary trade terms, all other indebtedness incident to operations of VPSI.

          8.6    Maintenance of Properties and Leases.    VPSI will keep its properties and those of its Subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and VPSI and its Subsidiaries will at all times comply with each provision of all leases to which any of them is a party or under which any of them occupies property if the breach of such provision might have a Material Adverse Effect.

          8.7    Insurance.    VPSI will keep the assets of VPSI and its Subsidiaries that are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the line of business of VPSI and its Subsidiaries, in amounts sufficient to prevent VPSI and its Subsidiaries from becoming a co-insurer and not in any event less than 100% of the insurable value of the property insured less reasonable deductibles; and VPSI will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

          8.8    Transactions with Affiliates.    VPSI shall not enter into any material transaction or alter any previously approved transaction with any affiliate of the Company (as defined by Federal securities law), unless the transaction is approved by a majority of the disinterested members of the Board of Directors.

          8.9    Accounts and Records.    VPSI will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP.

          8.10    Independent Accountants.    VPSI will retain independent public accountants of recognized national standing who shall certify VPSI's financial statements at the end of each fiscal year. In the event the services of the independent public accountants hereafter employed by VPSI are terminated, VPSI will promptly thereafter notify IAMS and will promptly thereafter engage another such firm of independent public accountants. In its notice to IAMS, VPSI shall state whether the change of accountants was recommended or approved by the Board of Directors or any committee thereof.

          8.11    Compliance with Requirements of Governmental Authorities.    VPSI shall and shall cause its Subsidiaries to duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their respective businesses or to their respective properties or assets.

          8.12    Maintenance of Corporate Existence. etc.; Type of Business.    VPSI shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names of copyrights owned or possessed by it (collectively, the "Rights") except where the failure to maintain such Rights, singly or in the aggregate, would not have a Material Adverse Effect. VPSI shall not engage in any business other than the marketing and sale of insurance policies in the veterinary industry.

          8.13    Use of Proceeds.    VPSI will use the Proceeds from the sale of the Iams Shares exclusively to increase the statutory surplus of VPI.

          8.14    No Conflicting Agreements.    Neither VPSI nor any of its Subsidiaries shall enter into any agreement or make any amendment to any agreement which by its terms would restrict VPSI's performance of its obligations to IAMS pursuant to this Agreement, or the Ancillary Agreements.

          8.15    Compliance.    VPSI shall perform and observe all of its obligations pursuant to this Agreement and the Ancillary Agreements.

          8.16    Other Affirmative Covenants.    VPSI and its Subsidiaries shall comply with all obligations which they incur or to which they become subject pursuant to any material contract or agreement, whether oral or written, express or implied, the breach of which might have a Material Adverse Effect, unless and only to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves have been set aside on its books with respect thereto.

          8.17    The Shares.    VPSI shall maintain its principal office (or such other office as VPSI reasonably designates) for the registration of the Iams Shares. Upon the surrender of any certificate(s) representing any Iams Shares properly endorsed for transfer together with an opinion of counsel satisfactory to VPSI that the proposed transfer is permitted under the terms of the Investor Rights Agreement, VPSI shall, at the request of the registered holder of such certificate(s), execute and deliver a new certificate or certificates, as the case may be, in exchange therefore, representing in the aggregate the number of shares of stock represented by the surrendered certificate(s), and VPSI forthwith shall cancel such surrendered certificate(s). Each such new certificate shall be registered in such name and shall (subject to the immediately preceding sentence) represent such number of shares of capital stock as is requested by the holder of the surrendered certificate(s) and shall be substantially identical in form to the surrendered certificate(s). The issuance of new certificates shall be made without charge to the holders of the surrendered certificates or any issuance tax in respect thereof or other cost incurred by VPSI in connection with such issuance. VPSI shall issue a new stock certificate in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction (provided that an affidavit of the registered holder will be satisfactory) and the giving of such indemnity as the Board of Directors may request for the protection of VPSI or any transfer agent or registrar.

          8.18    Indemnification of IAMS.

            8.18.1    VPSI shall indemnify IAMS against all Expenses (as defined herein below), judgments, fines, and penalties actually and reasonably incurred by IAMS in connection with the defense or settlement of any Proceeding (as defined herein below) by a third party, by VPSI, or in the right of VPSI, to procure a judgment against IAMS by reason or actions of allegations against IAMS in its capacity as a shareholder of VPSI, but only if IAMS acted in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of VPSI, and, in the case of a criminal proceeding, had no reasonable cause to believe that its conduct was unlawful. The termination of any such Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that IAMS did not act in good faith in a manner which it reasonably believed to be in or not opposed to the best interests of VPSI, and, with respect to any criminal proceeding, that IAMS had reasonable cause to believe that its conduct was unlawful.

            8.18.2    The term "Expenses" shall include, without limitation, expenses of investigation, judicial or administrative proceedings or appeals, amounts paid in settlement by IAMS or on behalf of VPSI, attorneys' fees, and disbursements and any expenses of establishing a right to indemnification, including amounts for judgments, fines, or penalties.

            8.18.3    The term "Proceeding" shall include any threatened, pending, or completed action, suit, or proceeding, whether brought by or in the right of VPSI or otherwise, and whether of a civil, criminal, administrative, or investigative nature, in which IAMS is or was a party by reason of the fact that IAMS is or was a shareholder of VPSI.

            8.18.4    Notwithstanding any other provision of this Agreement, to the extent that the SEC has been successful on the merits or otherwise, in defense of any Proceeding, or in defense of any claim, issue, or matter therein, IAMS shall be indemnified against all Expenses actually and reasonably incurred by IAMS in connection therewith.

            8.18.5    At the written request of IAMS, the expenses incurred by IAMS in any Proceeding shall be paid by VPSI in advance of the final disposition of such Proceeding, provided, that IAMS shall undertake in writing to repay such amount to the extent that it is ultimately determined that IAMS is not entitled to indemnification.

            Payments required to be made to IAMS pursuant to this Section 8 shall be made in accordance with the payment procedures set forth in the Indemnification Agreement attached hereto as Exhibit "O" in the same manner that indemnification payments are to be made to members of the Board of Directors of VPSI.

          8.19    SEC Filings.    Not later than April 15, 2003, VPSI shall have filed with the SEC the Form 10-K for the year ended December 31, 2002 and Amendment No. 2 to Form 10, each in the forms and reflecting substantially the same financial information as in the draft copies of such forms previously provided to IAMS.

        9.    Miscellaneous.

          9.1    Expenses.    VPSI and IAMS each agree to pay their own legal and other expenses relating in any manner to the negotiation and consummation of this Agreement and any related agreements.

          9.2    Survival of Representations, Warranties and Covenants.    The warranties, representations and covenants of VPSI and IAMS contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of IAMS or VPSI.

          9.3    Publicity.    Neither VPSI nor IAMS shall release any information to any third party (other than Affiliates of IAMS or VPSI) with respect to the terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, other than as may be required by applicable law or court order. If any public announcement of the execution of this Agreement and of the consummation of the transactions contemplated hereby is to be made, the parties shall agree in advance upon the text and timing thereof. Each party agrees to consult the other parties as to the form and content of all subsequent public announcements relating to this Agreement or the transactions contemplated hereby.

          9.4    Termination of this Agreement.    This Agreement may be terminated by VPSI or IAMS by written notice to the other party if the Closing has not occurred on or before April 15, 2003.

          9.5    Successors and Assigns.    This Agreement shall not be assigned or conveyed by any party hereto to any other person or entity without the prior written consent of the other party hereto; provided, however, that IAMS may assign its rights under this Agreement to any one or more parents, subsidiaries or affiliates of IAMS, specifically including but not limited to The Procter & Gamble Company, without the prior written consent of VPSI. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

          9.6    Governing Law.    This Agreement shall be governed by and construed under the laws of the State of California.

          9.7    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.8    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          9.9    Notices.    Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) three days after posting via commercial express mail service, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by 10 days advance written notice to the other parties or (c) upon electronic confirmation of receipt, if sent by facsimile or similar electronic means.

          9.10    Amendments and Waivers.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either before or after the Closing and either retroactively or prospectively), only with the written consent of VPSI and the holders of a majority of the Iams Shares purchased or to be purchased pursuant to this Agreement (treated as if converted at the conversion rate then in effect and including any Common Stock to which such Shares have been converted and not sold to the public). Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities and VPSI.

          9.11    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision or provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision or provisions were so excluded and shall be enforceable in accordance with its terms.

          9.12    Finder's Fee.    VPSI and IAMS shall each indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a broker's or finder's fee (including the costs, expenses and legal fees of defending against such liability) for which VPSI or IAMS, or any of their respective partners, employees, or representatives, as the case may be, is responsible.

          9.13    Entire Agreement.    This Agreement, the Exhibits hereto, the Ancillary Agreements and the other documents required to be delivered pursuant hereto constitute the entire understanding and agreement between the parties with regard to the specific subject matter hereof and no party shall be liable or bound by any representation, warranty, covenant or agreement except as specifically set forth herein. Any previous agreement (whether written, oral or implied) among the parties, including Exhibit "A," relative to the specific subject matter hereof is superseded by this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed delivered this Agreement as of the date first above written.

VPSI:
VETERINARY PET SERVICES, INC., a California corporation
By:	/s/ JACK L. STEPHENS Jack L. Stephens, President
Address:	Veterinary Pet Services, Inc. 3060 Saturn Street Brea, California 92821
Fax Number:	(714) 989-0557
IAMS:
THE IAMS COMPANY an Ohio corporation
By:	/s/ JUAN PEDRO HERNANDEZ Juan Pedro Hernandez, Vice President, Treasurer
Address:	The Iams Company 7250 Poe Avenue Dayton, Ohio 45414
Fax Number:	(937) 264-7342

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VETERINARY PET SERVlCES, INC.—THE IAMS COMPANY STOCK PURCHASE AGREEMENT
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